Exhibit 99.1

Cimarex Reports Fourth-Quarter and Full-Year 2017 Results

DENVER, Feb. 14, 2018 /PRNewswire/ --

  Total company production averaged 1,204 MMcfe (201 MBOE) per day in the fourth quarter
    Oil production up 36 percent year-over-year
  Proved Reserves increased 16% to 3.4 Tcfe (559 MMBOE); Cimarex replaced 211% of 2017 production

Cimarex Energy Co. (NYSE: XEC) today reported fourth quarter 2017 net income of $174.7 million, or $1.83 per share, compared to fourth quarter 2016 net income of $47.8 million, or $0.50 per share. Adjusted fourth quarter net income (non-GAAP) was $140.0 million, or $1.47 per share, compared to fourth quarter 2016 adjusted net income (non-GAAP) of $66.4 million, or $0.70 per share1. Cash flow from operations was $340.8 million in the fourth quarter compared to $185.1 million in the fourth quarter of 2016. Adjusted cash flow from operations (non-GAAP) totaled $357.1 million in the fourth quarter, a 63 percent increase from 2016 levels1.

For the year, net income totaled $494.3 million, or $5.19 per share. The adjusted net income (non-GAAP) for the full year was $443.2 million, or $4.65 per share1. Cash flow from operations totaled $1,096.6 million in 2017 compared to $625.8 million in 2016. Adjusted cash flow from operations (non-GAAP) totaled $1,185.6 million in 2017, an 88 percent increase from 2016 levels1. Revenues in 2017 totaled $1.9 billion, a 53 percent increase from 2016. The increase in revenues and cash flow was the result of higher production and higher realized product prices.

In the fourth quarter, total company production volumes averaged 1,204 million cubic feet equivalent (MMcfe) per day (201 thousand barrels of oil equivalent (MBOE) per day), up 25 percent from a year ago. Fourth quarter oil production averaged 61,771 barrels per day, an increase of 36 percent from 2016 levels. For the full year, Cimarex reported daily production volumes of 1,142 MMcfe per day (190 MBOE per day), up 19 percent from our 2016 average daily output of 963 MMcfe per day.

Cimarex invested $1.28 billion in exploration and development (E&D) in 2017, including $344 million in the fourth quarter. Investments made in 2017 were funded with cash flow and cash on hand. E&D capital exceeded the company's estimate for 2017 of $1.2 billion due to higher infrastructure spending, higher working interest and costs in outside operated wells, land acquisition and acceleration of activity.

Proved reserves at December 31, 2017 were 3.4 trillion cubic feet equivalent (Tcfe) or 559 million barrels of oil equivalent (MMBOE), up 16 percent year over year. Proved developed reserves increased 21 percent to 2.8 Tcfe. Cimarex added 941 Bcfe through extensions and discoveries and deducted 60 Bcfe through net revisions resulting in reserve replacement of 211 percent of 2017 production. Proved reserves are 83 percent proved developed.

Realized oil prices averaged $51.68 per barrel in the fourth quarter, 16 percent higher than the same period a year ago. Realized natural gas prices were lower in the fourth quarter and averaged $2.58 per Mcf versus $2.86 a year ago. Realized NGL prices averaged $25.88 per barrel up 43 percent compared to fourth quarter 2016. For the full year, realized oil prices averaged $47.06, up 23 percent from 2016. Realized natural gas prices averaged $2.76 per Mcf, a 19 percent increase from 2016. Realized NGL prices averaged $21.61 per barrel, up 54 percent from 2016 levels.

Total debt at December 31, 2017 consisted of $1.5 billion of long-term notes, with $750 million maturing in 2024 and $750 million maturing in 2027. Cimarex had no borrowings under its revolving credit facility and had a cash balance of $401 million. Debt was 37 percent of total capitalization2.

Operations Update
Cimarex invested $1.28 billion in exploration and development in 2017, 59 percent in the Permian region and 39 percent in the Mid-Continent. An additional $45 million was invested in midstream operations in 2017. During 2017, Cimarex participated in the drilling and completion of 319 gross (98 net) wells.

At year-end, 91 gross (34 net) wells were waiting on completion, of which 60 gross (16 net) are in the Mid-Continent and 31 gross (18 net) in the Permian. Cimarex currently is operating 14 drilling rigs.

	WELLS COMPLETED BY REGION

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Gross wells
Permian Basin	32	11	97	48
Mid-Continent	85	44	222	105
	117	55	319	153
Net wells
Permian Basin	14	8	55	30
Mid-Continent	10	17	43	31
	24	25	98	61

Permian Basin
Production from the Permian Basin averaged 673 MMcfe per day in the fourth quarter, a 32 percent increase over fourth quarter 2016, and a seven percent increase sequentially. Oil volumes averaged 47,642 barrels per day and represented 42 percent of the region's total equivalent production. For the full year, production averaged 631 MMcfe per day, up 25 percent year over year.

Cimarex brought 32 gross (14 net) wells on production in the Permian region during the fourth quarter, bringing the total for the year to 97 gross (55 net) wells. Cimarex currently operates ten rigs in the Permian region.

Activity in the Permian region in the fourth quarter included the completion of 14 wells in the Wolfcamp, Avalon and Bone Spring formations. Cimarex also began drilling operations on two multi-well Wolfcamp developments. The Animal Kingdom project, located in Culberson County, Texas, consists of eight wells targeting multiple landings in the Lower Wolfcamp and the Snowshoe project, located in Reeves County, Texas, is an eight-well project targeting multiple landings in the Upper Wolfcamp. Both are long lateral developments with first production expected during the third quarter of 2018.

As of year-end, Cimarex has completed 70 10,000-foot lateral Wolfcamp wells including 23 in the Lower Wolfcamp and 47 in the Upper Wolfcamp. In addition to the multiple spacing pilots drilled in the Wolfcamp in 2017, another highlight of the year's program was the completion of four 10,000-foot lateral Upper Wolfcamp wells on the western half of our Culberson County acreage, an area that was previously untested. These wells had an average 30-day peak initial production of 2,587 BOE per day (56 percent oil, 26 percent gas, 18 percent NGL). A fifth well is currently flowing back. Cimarex has additional activity planned in this area in 2018 including a development project with drilling scheduled to begin in the third quarter.

Mid-Continent
Production from the Mid-Continent region averaged 529 MMcfe per day in the fourth quarter, a 19 percent increase over fourth-quarter 2016, and a three percent increase sequentially. Oil volumes averaged 13,999 barrels per day and represented 16 percent of the region's total equivalent production. For the full year, production averaged 509 MMcfe per day, up 11 percent year over year.

Wells brought on production during the fourth quarter totaled 85 gross (10 net) in the Mid-Continent region, bringing the total wells in 2017 to 222 gross (43 net). As planned, drilling to hold company's Meramec acreage was completed in 2017.

Activity in the region continues to focus on the Woodford and Meramec shale plays in western Oklahoma. Recent highlights include the completion of a three-well, stacked Woodford/Meramec test in the 14N-10W township in Canadian County, Oklahoma. This test confirms results of our previous wells in the area. Cimarex operates nearly all of the 24,000 gross acres leased in the 14N-10W area with an average 62 percent working interest. Drilling activity continues in the high return Lone Rock area where Cimarex has six long lateral Woodford wells on production with average 30-day peak initial production of 1,806 BOE per day (35 percent oil, 36 percent gas, 29 percent NGL). The company is currently drilling the Shelly spacing pilot in Lone Rock with first production expected mid-summer.

Cimarex currently operates four rigs in the Mid-Continent.

Please see the latest Corporate Presentation on our website www.cimarex.com for further details.

Production by Region
Cimarex's average daily production and commodity price by region is summarized below:

DAILY PRODUCTION BY REGION

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Permian Basin
Gas (MMcf)	232.6	179.3	217.9	178.1
Oil (Bbls)	47,642	36,253	44,577	36,018
NGL (Bbls)	25,747	19,114	24,269	18,244
Total Equivalent (MMcfe)	672.9	511.5	630.9	503.7
Total Equivalent (BOE)	112,157	85,250	105,157	83,945

Mid-Continent
Gas (MMcf)	300.3	276.3	294.4	280.1
Oil (Bbls)	13,999	9,205	12,457	8,969
NGL (Bbls)	24,176	19,036	23,296	20,513
Total Equivalent (MMcfe)	529.3	445.8	508.9	456.9
Total Equivalent (BOE)	88,225	74,291	84,822	76,165

Total Company
Gas (MMcf)	534.0	457.2	513.6	459.6
Oil (Bbls)	61,771	45,567	57,153	45,158
NGL (Bbls)	49,954	38,184	47,600	38,797
Total Equivalent (MMcfe)	1,204.4	959.7	1,142.1	963.4
Total Equivalent (BOE)	200,729	159,951	190,354	160,555

AVERAGE REALIZED PRICE BY REGION

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Permian Basin
Gas ($ per Mcf)	2.56	2.85	2.72	2.35
Oil ($ per Bbl)	51.38	44.75	46.96	38.45
NGL ($ per Bbl)	25.07	15.71	20.25	12.32

Mid-Continent
Gas ($ per Mcf)	2.60	2.86	2.78	2.29
Oil ($ per Bbl)	52.72	44.36	47.42	37.65
NGL ($ per Bbl)	26.73	20.58	23.02	15.59

Total Company
Gas ($ per Mcf)	2.58	2.86	2.76	2.31
Oil ($ per Bbl)	51.68	44.67	47.06	38.30
NGL ($ per Bbl)	25.88	18.15	21.61	14.05

Other
The following table summarizes the company's current open hedge positions:

		1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19
Gas Collars:	PEPL³
	Volume (MMBtu/d)	130,000	120,000	90,000	60,000	50,000	50,000	20,000
	Wtd Avg Floor	2.57	2.39	2.33	2.28	2.23	2.23	1.98
	Wtd Avg Ceiling	2.93	2.70	2.56	2.49	2.46	2.46	2.16

	El Paso Perm³
	Volume (MMBtu/d)	90,000	90,000	70,000	50,000	40,000	40,000	20,000
	Wtd Avg Floor	2.52	2.22	2.14	2.06	1.98	1.98	1.65
	Wtd Avg Ceiling	2.84	2.48	2.32	2.23	2.14	2.14	1.80

Oil Collars:	WTIâ?´
	Volume (Bbl/d)	29,000	29,000	25,000	19,000	13,000	13,000	6,000
	Wtd Avg Floor	47.28	47.83	47.48	48.63	48.92	48.92	50.00
	Wtd Avg Ceiling	56.33	57.93	57.76	58.80	61.04	61.04	66.82

Oil Basis Swaps:	WTI Midlandâ?µ
	Volume (Bbl/d)	13,000	14,000	14,000	9,000	6,000	6,000	1,000
	Weighted Avg Differentialâ?¶	(0.72)	(0.72)	(0.72)	(0.59)	(0.51)	(0.51)	(0.70)

Conference call and webcast
Cimarex will host a conference call tomorrow, February 15, at 11:00 a.m. EST (9:00 a.m. MST). The call will be webcast and accessible on the Cimarex website at www.cimarex.com. To participate in the live, interactive call, please dial 866-367-3053 ten minutes before the scheduled start (callers in Canada dial 855-669-9657 and international callers dial 412-902-4216). A replay will be available on the company's website.

Investor Presentation
For more details on Cimarex's 2017 results, please refer to the company's investor presentation available at www.cimarex.com.

This press release contains forward-looking statements, including statements regarding projected results and future events. These forward-looking statements are based on management's judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K/A for the year ended December 31, 2016, filed with the SEC, in the 2017 Annual Report and Form 10-K to be filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including among other things: oil, NGL and natural gas price levels and volatility; higher than expected costs and expenses, including the availability and cost of services and materials; compliance with environmental and other regulations; risks associated with operating in one major geographic area; environmental liabilities; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; declines in the values of our oil and gas properties resulting in impairments; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; costs and availability of third party facilities for gathering, processing, refining and transportation; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions and disposal of produced water; unexpected future capital expenditures; economic and competitive conditions; the availability and cost of capital; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; derivative and hedging activities; the success of the company's risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; the effectiveness of controls over financial reporting; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

___________________________

[1]	Adjusted net income and adjusted cash flow from operations are non-GAAP financial measures. See below for reconciliations of the related GAAP amounts.

[2]	Debt to total capitalization is calculated by dividing long-term debt by long-term debt plus stockholders' equity.

[3]	PEPL refers to Panhandle Eastern Pipe Line Tex/OK Mid-Continent index and El Paso Perm is El Paso Permian Basin index both as quoted in Platt's Inside FERC.

[4]	WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

[5]	Index price on basis swaps is WTI Midland as quoted by Argus Americas Crude.

[6]	Index price on basis swaps is WTI NYMEX less the weighted average differential shown in table.

RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The following table provides a reconciliation from generally accepted accounting principles (GAAP) measures of net income (loss) and earnings (loss) per share to adjusted net income and adjusted earnings per share (non-GAAP) for the periods indicated.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands, except per share data)

Net income (loss)	$174,696	$47,783	$494,329	$(408,803)
Impairment of oil and gas properties	—	—	—	757,670
Mark-to-market (gain) loss on open derivative positions	30,160	30,417	(22,843)	63,186
Loss on early extinguishment of debt	18	—	28,187	—
Asset Retirement Obligation	10,460	—	10,460	—
Impact of reduction in Federal statutory tax rate	(61,146)	—	(61,146)	—
Tax impact*	(14,142)	(11,832)	(5,768)	(298,867)
Adjusted net income	$140,046	$66,368	$443,219	$113,186
Diluted earnings (loss) per share**	$1.83	$0.50	$5.19	$(4.38)
Adjusted diluted earnings per share**	$1.47	$0.70	$4.65	$1.19

Diluted shares attributable to common stockholders and participating securities
	95,363	95,175	95,265	95,176

Adjusted net income and adjusted diluted earnings per share excludes the noted items because management believes these items affect the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because:

a) Management uses adjusted net income to evaluate the company's operating performance between periods and to compare the company's performance to other oil and gas exploration and production companies.

b) Adjusted net income is more comparable to earnings estimates provided by research analysts.

*

The tax impact of the 2016 periods is calculated using a tax rate that excludes the effects of tax adjustments recorded in the fourth quarter primarily related to the revision of previous tax balances.

**	Earnings (loss) per share are based on actual figures rather than the rounded figures presented.

RECONCILIATION OF ADJUSTED CASH FLOW FROM OPERATIONS

The following table provides a reconciliation from generally accepted accounting principles (GAAP) measures of net cash provided by operating activities to adjusted cash flows from operations (non-GAAP) for the periods indicated.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Net cash provided by operating activities	$340,759	$185,061	$1,096,564	$625,849
Change in operating assets and liabilities	16,339	33,679	89,067	3,289
Adjusted cash flow from operations	$357,098	$218,740	$1,185,631	$629,138

Management uses the non-GAAP financial measure of adjusted cash flow from operations as a means of measuring our ability to fund our capital program and dividends, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of net cash provided by operating activities.  Management believes this non-GAAP financial measure provides useful information to investors for the same reason, and that it is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PROVED RESERVES

	Gas	Oil	NGL	Total	Total
	(Bcf)	(MBbls)	(MBbls)	(Bcfe)	(MBOE)

December 31, 2016	1,471	105,878	130,633	2,890.5	481,748
Revisions of previous estimates	(40)	(1,225)	(2,099)	(59.7)	(9,951)
Extensions and discoveries	364	53,464	42,692	940.7	156,786
Purchase of reserves	1	42	78	1.4	227
Production	(187)	(20,861)	(17,374)	(416.9)	(69,479)
Sale of properties	(1)	(60)	(70)	(1.8)	(294)
December 31, 2017	1,608	137,238	153,860	3,354.2	559,037

Proved developed reserves
Year-end 2016	1,145	92,032	99,176	2,292.0	381,995
Year-end 2017	1,335	114,116	126,227	2,776.6	462,761

	2017	2016	% Change

Pre-tax PV-10 ($ in millions) *	3,725	2,122	76%
Standardized Measure ($ in millions)	3,285	1,893	74%

Average prices used in Standardized Measure	2017	2016	% Change

Gas ($ per Mcf)	2.98	2.48	20%
Oil ($ per Bbl)	51.34	42.75	20%
NGL ($ per Bbl)	19.09	14.37	33%

* Pre-tax PV-10 is a non-GAAP financial measure. Pre-tax PV-10 is comparable to the standardized measure, which is the most directly comparable GAAP financial measure. Pre-tax PV-10 is computed on the same basis as the standardized measure but without deducting future income taxes. As of December 31, 2017 and 2016, Cimarex's discounted future income taxes were $439.8 million and $229.3 million, respectively. Cimarex's standardized measure of discounted future net cash flows was $3,285.0 million at year-end 2017 and $1,892.6 million at year-end 2016. Management uses pre-tax PV-10 as one measure of the value of the company's proved reserves and to compare relative values of proved reserves to other exploration and production companies without regard to income taxes. Management believes pre-tax PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend on the unique income tax characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Management further believes that professional research analysts and rating agencies use pre-tax PV-10 in similar ways. However, pre-tax PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Cimarex's pre-tax PV-10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.

PROVED RESERVES BY REGION

	Gas	Oil	NGL	Total	Total
	(Bcf)	(MBbls)	(MBbls)	(Bcfe)	(MBOE)

Mid-Continent	1,033	31,853	85,292	1,735.6	289,261
Permian Basin	574	105,198	68,530	1,616.1	269,354
Other	1	187	38	2.5	422
	1,608	137,238	153,860	3,354.2	559,037

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Acquisitions:
Proved	$678	$60	$938	$2,678
Unproved	2,590	319	6,853	11,865
	3,268	379	7,791	14,543

Exploration and development:
Land and seismic	17,157	16,260	140,516	61,870
Exploration and development	326,855	229,603	1,140,548	672,882
	344,012	245,863	1,281,064	734,752

Sale proceeds:
Proved	(1,947)	(2,473)	(2,032)	(15,078)
Unproved	(1,597)	(1)	(9,648)	(9,609)
	(3,544)	(2,474)	(11,680)	(24,687)

	$343,736	$243,768	$1,277,175	$724,608

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

	(in thousands, except per share data)

Revenues:
Oil sales	$293,686	$187,277	$981,646	$632,934
Gas sales	126,810	120,285	516,936	388,786
NGL sales	118,918	63,743	375,421	199,498
Gas gathering and other, net	11,526	10,850	44,246	36,127
	550,940	382,155	1,918,249	1,257,345
Costs and expenses:
Impairment of oil and gas properties	—	—	—	757,670
Depreciation, depletion, amortization, and accretion	142,482	91,096	461,655	400,176
Production	71,771	51,111	262,180	232,002
Transportation, processing, and other operating	59,606	51,140	231,640	190,725
Gas gathering and other	9,910	8,308	35,840	31,785
Taxes other than income	26,760	18,067	89,864	61,946
General and administrative	21,161	18,462	79,996	73,901
Stock compensation	6,637	5,741	26,256	24,523
(Gain) loss on derivative instruments, net	29,051	32,699	(21,210)	55,749
Other operating expense, net	337	462	1,314	755
	367,715	277,086	1,167,535	1,829,232

Operating income (loss)	183,225	105,069	750,714	(571,887)

Other (income) and expense:
Interest expense	16,836	20,712	74,821	83,272
Capitalized interest	(5,492)	(5,290)	(22,948)	(21,248)
Loss on early extinguishment of debt	18	—	28,187	—
Other, net	(2,338)	(3,218)	(11,342)	(10,707)

Income (loss) before income tax	174,201	92,865	681,996	(623,204)
Income tax expense (benefit)	(495)	45,082	187,667	(214,401)

Net income (loss)	$174,696	$47,783	$494,329	$(408,803)

Earnings (loss) per share to common stockholders:
Basic	$1.83	$0.50	$5.19	$(4.38)
Diluted	$1.83	$0.50	$5.19	$(4.38)

Dividends declared per share	$0.08	$0.08	$0.32	$0.32

Shares attributable to common stockholders:
Unrestricted common shares outstanding	93,569	93,379	93,466	93,379
Diluted common shares	93,612	93,422	93,509	93,379

Comprehensive income (loss):
Net income (loss)	$174,696	$47,783	$494,329	$(408,803)
Other comprehensive income:
Change in fair value of investments, net of tax	394	(64)	1,254	504
Total comprehensive income (loss)	$175,090	$47,719	$495,583	$(408,299)

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$174,696	$47,783	$494,329	$(408,803)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of oil and gas properties	—	—	—	757,670
Depreciation, depletion, amortization, and accretion	142,482	91,096	461,655	400,176
Deferred income taxes	2,311	45,082	190,479	(213,286)
Stock compensation	6,637	5,741	26,256	24,523
(Gain) loss on derivative instruments, net	29,051	32,699	(21,210)	55,749
Settlements on derivative instruments	1,109	(2,281)	(1,633)	7,437
Loss on early extinguishment of debt	18	—	28,187	—
Changes in non-current assets and liabilities	(253)	(254)	1,891	3,867
Other, net	1,047	(1,126)	5,677	1,805
Changes in operating assets and liabilities:
Receivables	(57,236)	(47,617)	(186,157)	(49,340)
Other current assets	1,441	(2,154)	(17,931)	20,880
Accounts payable and other current liabilities	39,456	16,092	115,021	25,171
Net cash provided by operating activities	340,759	185,061	1,096,564	625,849
Cash flows from investing activities:
Oil and gas capital expenditures	(331,177)	(214,444)	(1,233,126)	(699,558)
Sales of oil and gas assets	3,544	2,474	11,680	21,487
Sales of other assets	391	2,171	901	7,889
Other capital expenditures	(14,020)	1,785	(45,352)	(22,228)
Net cash used by investing activities	(341,262)	(208,014)	(1,265,897)	(692,410)
Cash flows from financing activities:
Borrowings of long-term debt	—	—	748,110	—
Repayments of long-term debt	—	—	(750,000)	—
Call premium, financing, and underwriting fees	(118)	(100)	(29,312)	(101)
Dividends paid	(7,789)	(7,781)	(30,532)	(38,024)
Employee withholding taxes paid upon the net settlement of equity-classified stock awards	(14,032)	(15,167)	(21,669)	(26,624)
Proceeds from exercise of stock options	168	181	394	4,804
Net cash used by financing activities	(21,771)	(22,867)	(83,009)	(59,945)
Net change in cash and cash equivalents	(22,274)	(45,820)	(252,342)	(126,506)
Cash and cash equivalents at beginning of period	422,808	698,696	652,876	779,382
Cash and cash equivalents at end of period	$400,534	$652,876	$400,534	$652,876

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
	December 31,	December 31,
	2017	2016
Assets	(in thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$400,534	$652,876
Receivables, net of allowance	460,174	274,570
Oil and gas well equipment and supplies	49,722	33,342
Derivative instruments	15,151	—
Other current assets	10,054	8,516
Total current assets	935,635	969,304
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	17,513,460	16,225,495
Unproved properties and properties under development, not being amortized	476,903	478,277
	17,990,363	16,703,772
Less – accumulated depreciation, depletion, amortization, and impairment	(14,748,833)	(14,349,505)
Net oil and gas properties	3,241,530	2,354,267
Fixed assets, net of accumulated depreciation of $290,114 and $246,901, respectively	210,922	205,465
Goodwill	620,232	620,232
Derivative instruments	2,086	—
Deferred income taxes	—	55,835
Other assets	32,234	32,621
	$5,042,639	$4,237,724
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$98,386	$74,486
Accrued liabilities	351,849	278,781
Derivative instruments	42,066	49,370
Revenue payable	187,273	119,715
Total current liabilities	679,574	522,352
Long-term debt:
Principal	1,500,000	1,500,000
Less – unamortized debt issuance costs and discount	(13,080)	(12,061)
Long-term debt, net	1,486,920	1,487,939
Deferred income taxes	101,618	—
Derivative Instruments	4,268	2,570
Other liabilities	201,981	181,874
Total liabilities	2,474,361	2,194,735
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 95,437,434 and 95,123,525 shares issued, respectively	954	951
Additional paid-in capital	2,764,384	2,763,452
Retained earnings (accumulated deficit)	(199,259)	(722,359)
Accumulated other comprehensive income	2,199	945
Total stockholders' equity	2,568,278	2,042,989
	$5,042,639	$4,237,724

CONTACT: Cimarex Energy Co., Karen Acierno, 303-285-4957, www.cimarex.com